Exhibit 99.1
Federal Home Loan Bank of Des Moines

Skywalk Level
801 Walnut Street, Suit 200
Des Moines, IA 50309-3513
November 24, 2008	515,281,10000
800,544,3452
www.fhlbdm.com
Dear FHLB Des Moines Member:
I want to provide some key dates for upcoming changes in the FHLB Des Moines’ credit and collateral policies and procedures. This letter also includes information that should help you better understand the Bank’s credit scoring system.
Collateral Maintenance Levels and Member Products Policy
In a letter to you dated September 9, 2008, I stated that we expected to announce changes in our Collateral Maintenance Levels (CMLs), or haircuts, around November 1, 2008, to be effective January 1, 2009. Those dates have changed.
We now plan to communicate revised CMLs on or about December 19, 2008. Those revised CMLs will be effective April 1, 2009. The Bank is working with an industry consulting firm to re-benchmark all CMLs, an exercise that the Bank has not undertaken since 2001. While many of the CMLs are likely to change, it appears that significant changes will occur on residential and commercial mortgage loans and non-agency (i.e., private-label) mortgage-backed securities.
The Bank also will distribute on or about December 19, 2008, a revised Member Products Policy (MPP) that will be effective January 1, 2009. The changes to the MPP are focused on the Bank’s treatment of loans with subprime and nontraditional characteristics pledged as collateral for advances. The Bank’s Anti-Predatory Loan Policy and Subprime and Nontraditional Loan Policy, which had been standalone policies and are mandated by guidance from our regulator the Federal Housing Finance Agency, will be folded into the MPP. The MPP also will reference applicable guidance on subprime and nontraditional lending issued by federal banking regulators, specifically the Federal Financial Institution Examination Council’s Interagency Guidance on Nontraditional Mortgage Product Risks and the Statement on Subprime Mortgage Lending. Finally, the revised MPP will limit the Bank’s exposure to loans with subprime and nontraditional characteristics pledged as collateral to 100% of a member’s equity capital.

FHLB Members
November 24, 2008

Internal Credit Ratings
As you know, the Bank underwrites each of its members to establish a borrowing capacity expressed as percentage of advances to assets. In part, a member’s creditworthiness is based on the member’s capital adequacy, earnings, asset quality, and liquidity. The first three factors – asset quality, capital, and earnings – are each weighted 30%, while liquidity is given a 10% weight. Each member is initially assessed on a relative basis to its peers and given a preliminary Internal Credit Rating (ICR) of A through F. The final ICR is determined after performing additional analysis of the member’s specific financial situation using quarterly financial and exam reports as available. We consider, for example, whether the member is engaging in any unsafe or unsound banking practices or has financial or managerial deficiencies.
The highest rated depository institution members – As and Bs – have borrowing capacities up to 40% of assets; C-rated members can borrow up to 35% of assets; D-rated, 25%; E-rated, 10% to 20%; and F-rated, 0%. Presently, more than 97% of our depository institution members are rated D or better and can borrow 25% or more of their assets. Just 34 of our depository institution members have borrowing capacities less than 25% (E and F rated), of which only six have no capacity with the Bank due to their financial condition or because they have not executed required borrowing agreements with the Bank. Very few members borrow up to their credit limit from the Bank, and most members currently do not have sufficient collateral to do so.
One of the questions we are often asked by members is, “What would trigger a downgrade in my ICR grade and hence borrowing capacity?” Because of the partially subjective nature of the rating, we cannot answer that question definitively. However, it might be helpful for you to know financial ratios for members in a particular ICR grade. The table below shows the median financial ratios for banks, thrifts, and credit union members by ICR grade as of June 30, 2008:

				Loan Loss
		Ratio of Risk-	Non-	Reserve to	Pre-Tax
	Tier 1	based Capital	performing	Non-	Return on
Internal Credit	Capital	to Risk-based	Assets to	performing	Average	Net Interest
Rating (ICR)	Asset Ratio	Assets	Total Assets	Loans	Assets	Margin
Banks
A	12.35	18.44	0.24	427.41	1.74	4.12
B	9.26	13.17	0.74	164.62	1.46	4.01
C	8.65	12.00	1.39	92.18	0.88	3.85
D	8.35	11.60	3.82	45.00	-0.08	3.50
E	8.23	11.47	7.28	32.25	-1.00	3.07
Thrifts
A	12.35	20.79	0.28	177.74	1.77	3.28
B	9.48	13.58	0.81	135.66	0.96	3.01
C	9.29	14.70	2.16	52.12	0.35	3.11
D & E	7.80	11.14	3.89	29.68	-0.21	2.76

FHLB Members
November 24, 2008

				Loan Loss
		Ratio of Risk-	Non-	Reserve to	Pre-Tax
	Tier 1	based Capital	performing	Non-	Return on
Internal Credit	Capital	to Risk-based	Assets to	performing	Average	Net Interest
Rating (ICR)	Asset Ratio	Assets	Total Assets	Loans	Assets	Margin
Credit Unions
A	11.24	NA	0.18	159.09	1.40	3.80
B	11.08	NA	0.49	110.65	0.74	3.55
C	9.89	NA	0.71	82.88	0.45	3.67
D & E	8.15	NA	1.56	51.39	0.06	3.88
Obviously, members that are well capitalized, have a low level of problem assets, are well reserved for those problem assets, and are profitable overall as well as on a core basis (i.e., net interest margin), will be rated the highest and have the most borrowing capacity from the Bank. As those ratios deteriorate, the probability of a member being downgraded increases.
Hopefully, this information will help you articulate in your contingency liquidity plan why you have the borrowing capacity that you do from the FHLB Des Moines and what level of deterioration in financial condition and performance might lead to a downgrade and reduced borrowing capacity.
We are putting together a webinar for our members that will go into additional detail on our credit practices. We will notify you when that webinar is available.
Keep in mind that your ICR grade only determines your borrowing capacity from the Bank. Your ICR grade does not impact the Bank’s CMLs nor does it impact the pricing we offer on advances.
Finally, the Bank periodically updates member ICRs, most typically around the time that updated quarterly call reports become available, and members are notified of changes in their ICR grades by phone and mail. If a member is downgraded and its outstanding advances exceed its revised borrowing capacity, the Bank will work with the member to reduce its outstanding indebtedness in a prudent manner.
Regulatory Communications
We have increased our communications with federal and state banking regulators about our credit standards. We held a meeting on October 29 in Des Moines that drew 32 representatives from all federal banking regulatory agencies and all five state banking commissions. As a result of that meeting, we want to enter into “information sharing agreements” with federal and state banking regulators to improve the flow of information between the FHLB and the regulators so that both parties are aware of a member’s circumstances.

FHLB Members
November 24, 2008

If during an examination you receive questions about the reliability of the FHLB Des Moines as a source of funding, please call us.
Advances, Pledge, and Security Agreement
Lastly, I encourage you to review the Advances, Pledge, and Security Agreement (APSA) that you have signed with the Bank. The APSA not only establishes the Bank’s and the member’s rights and responsibilities regarding collateral but also establishes the Bank’s security interest in your assets as collateral. If you decide to establish other lines of credit with a Federal Reserve Bank or upstream correspondent bank, which we strongly encourage you to do so, please ensure that you contact the Bank so that we enter into an appropriate intercreditor agreement with the other party.
Concluding Comment
These are tumultuous times for the financial services sector and indeed for our entire economy. The FHLB Des Moines has performed well throughout the turmoil, and we remain committed to being a reliable source of funding and operating in a safe and sound manner to protect the capital that you have entrusted to the Bank.
Please do not hesitate to call (515-281-1012) or write (mwilson@fhlbdm.com) me with any further questions.
Sincerely,
Michael L. Wilson
Executive Vice President and
Chief Business Officer